EXHIBIT 4.1


                                 FORM OF WARRANT


THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE FOREGOING LAWS. ACCORDINGLY, THIS WARRANT MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT (i) AN OPINION OF COUNSEL SATISFACTORY TO ISSUER THAT SUCH SALE, TRANSFER OR OTHER DISPOSITION MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR (ii) SUCH REGISTRATION.


                              ORPHAN MEDICAL, INC.

                                     WARRANT
                                   TO PURCHASE
                                    SHARES OF
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       OR
                       SERIES D NON-VOTING PREFERRED STOCK


            For value received, UBS Capital II LLC, its successors or assigns ("Holder"), is entitled to purchase from Orphan Medical, Inc., a Minnesota corporation (the "Company"), up to (i) 2,050 fully paid and nonassessable shares of the Company's Series C Convertible Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock"), or such greater or lesser number of shares of Series C Preferred Stock as may be determined by application of the anti-dilution provisions of this warrant (the "Warrant"); (ii) up to 315,385 fully paid and nonassessable shares of the Company's Series D Non-Voting Preferred Stock, $0.01 par value per share (the "Series D Preferred Stock"), or such greater or lesser number of Series D Preferred Stock as may be determined by application of the anti-dilution provisions of this Warrant, at the warrant exercise price set forth in Section 2 hereof; or (iii) any combination of Series C Preferred Stock and Series D Preferred Stock, provided that the combined purchase price for the shares does not exceed $2,050,000.

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


            This Warrant is subject to the following terms and conditions:

            1. Exercise. The rights represented by this Warrant may be exercised by the Holder, in whole or in part, by written election, in the form set forth below, by the surrender of this Warrant (properly endorsed if required) at the principal office of the Company, by payment to it by cash, certified check or bank draft of the applicable warrant exercise price for the shares of Series C Preferred Stock or Series D Preferred Stock to be purchased and by delivery of the applicable Warrant Exercise form attached hereto or similar documents acceptable to the Company demonstrating that the sale of the shares to be purchased is exempt from registration under the Securities Act of 1933, as amended, and any state securities law.

                The Series C Preferred Stock or Series D Preferred Stock purchased hereunder shall be deemed to be issued as of the close of business on the date on which this Warrant has been exercised by payment to the Company of the applicable warrant exercise price. Certificates for the shares of stock so purchased, bearing an appropriate restrictive legend, shall be delivered to the Holder within 15 days after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new warrant representing the number of shares, if any, with respect to which this Warrant has not been exercised shall also be delivered to the Holder hereof within such time. No fractional shares shall be issued upon the exercise of this Warrant. This Warrant shall be exercised in accordance with the provisions of Sections 9(b) and 9(c) hereof.

            2. Warrant Exercise Price. The per share exercise price for the shares represented by this Warrant shall be $1,000 for the Series C Preferred Stock (the "Series C Warrant Exercise Price") and $6.50 for the Series D Preferred Stock, as adjusted pursuant to Section 5 hereof (the "Series D Warrant Exercise Price").

            3. Expiration Date. The rights represented by this Warrant may be exercised by holder at any time or from time to time after July 23, 2002 or upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, whichever is earlier, and prior to August 2, 2006. The Company has the right to require the Holder to exercise this Warrant, in whole or in part, any time after July 23, 2002 in the event the last sale price of Company's common stock is equal to or greater than $13 per share for the ten (10) consecutive trading days immediately preceding the date the Company gives the Holder notice of the Company's election to require the exercise of all or a part of this Warrant (the "Notice Date"). The portion of this Warrant required by the Company to be exercised will expire on the 30th day following the Notice Date unless exercised by the Holder on or before such 30th day.

            4. Shares. All shares that may be issued upon the exercise of the rights represented by this Warrant shall, upon issuance, be duly authorized and issued, fully paid and nonassessable shares. During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant a sufficient number of shares of its Series C Preferred

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Stock, Series D Preferred Stock, shares of common stock in the case of a
Transfer Conversion (as that term is defined in Section 7(b) hereof), to provide for the exercise of the rights represented by this Warrant.

            5. Adjustment. The Series D Warrant Exercise Price for the Series D Preferred Stock issuable upon exercise of this Warrant or issuable upon a Transfer Conversion, shall be subject to adjustment from time to time as hereinafter provided in this Section 5:

                        (a) If the Company at any time divides the outstanding
            shares of its common stock into a greater number of shares (whether pursuant to a stock split, stock dividend or otherwise), and conversely, if the outstanding shares of its common stock are combined into a smaller number of shares, the Series D Warrant Exercise Price in effect immediately prior to such division or combination of the Company's common stock shall be proportionately adjusted to reflect the reduction or increase in the value of each such common share.

                        (b) If any capital reorganization or reclassification of
            the capital stock of the Company, or consolidation or merger of the Company with another corporation, the sale of all or substantially all of its assets to another corporation or a Change of Control shall be effected in such a way that holders of the Company's common stock shall be entitled to receive stock, securities or assets with respect to or in exchange for such common stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the Holder shall have the right, at its option, to
            (i) purchase and receive upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the shares of the Series D Preferred Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of Series D Preferred Stock or other securities as would have been issued or delivered to the Holder if Holder had exercised this Warrant and had received such shares of Series D Preferred Stock immediately prior to such reorganization, reclassification, consolidation, merger or sale; or (ii) purchase and receive upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the shares of the Series D Preferred Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such assets as would have been issued or delivered to the Holder if Holder had exercised this Warrant and had received such shares of Series D Preferred Stock immediately prior to such reorganization, reclassification, consolidation, merger or sale; or (iii) purchase and receive upon the basis and upon the terms and conditions specified in this Warrant, a warrant to purchase shares of stock or other securities as would have been issued or delivered to the Holder if Holder had exercised this Warrant and had received shares of Series D Preferred Stock immediately prior to such reorganization, reclassification, consolidation, merger or sale. With respect to (i), (ii) and (iii) above, in the case of a Change of Control (as defined herein), the Holder shall receive, at its option, the securities, assets or warrants described above as if it had not only exercised this Warrant, but had also participated in the transaction that resulted in the Change of Control. In the event such a Change of Control resulted from a tender offer or the issuance

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


            of additional securities by the Company, the Holder shall receive from the Company, at its option, an amount equal to the excess of the aggregate offer price over the aggregate Series D Warrant Exercise Price, as the case may be. For purposes of the preceding sentence, the term "aggregate offer price" means the amount that would be paid to the Holder in connection with the Change of Control if the Holder had exercised this Warrant for shares of Series D Preferred Stock. For purposes of this Warrant, the term "Change of Control" means any sale or issuance or series of related sales or issuances of the Company's voting securities (or securities convertible into or exchangeable for voting securities) which results in any person or group of affiliated persons (i) owning more than 50% of the Company's voting securities outstanding at the time of such sale or issuances, or (ii) having the ability to elect a majority of the Company's Board of Directors.

                        The Company shall not effect any such consolidation,
            merger or sale unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the Holder at the last address of the Holder appearing on the books of the Company the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase. Further adjustment to the Series D Warrant Exercise Price shall be made for successive recapitalizations, reclassifications, consolidations, mergers, sale of assets or Changes of Control as shall be appropriate under the circumstances.

                        (c) If and whenever the Company shall (1) issue or sell
            any shares of its common stock for a consideration per share less than the Series D Warrant Exercise Price in effect immediately prior to the time of such issuance or sale, (2) issue or sell any warrants, options or other rights to acquire shares of its common stock at a purchase price less than the Series D Warrant Purchase Price in effect immediately prior to the time of such issuance or sale, (3) amend the terms of any existing warrants, options or other rights to acquire shares of common stock, or otherwise adjust the purchase price for shares of common stock issuable upon the exercise of such warrants, options or other rights to acquire shares of common stock, such that the purchase price for such shares of common stock is less than the Series D Warrant Exercise Price in effect immediately prior to the time of such amendment or adjustment, or
            (4) issue or sell any other securities that are convertible into shares of its common stock for a purchase or exchange price less than the Series D Warrant Exercise Price in effect immediately prior to the time of such issuance or sale (except for Permitted Issuances (as that term is defined in Article I Section 8 of the Company's Certificate of Designation for Series B Convertible Preferred Stock)), then, upon such issuance or sale, the Series D Warrant Exercise Price shall be reduced to the price at which such shares of common stock are being issued or sold by the Company or the price at which such other securities are exercisable or convertible into shares of the Company's common stock. For purposes of this Warrant, the term "consideration per share" for which common stock is issued or issuable shall mean (1) with respect to the issuance, grant or sale of options or warrants to purchase shares of common stock, an amount determined by dividing (i) the total amount, if any,

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


            received or receivable by the Corporation as consideration for the granting or sale of such options or warrants, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such options and warrants, plus in the case of such options which relate to convertible securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such convertible securities and the conversion or exchange thereof, by
            (ii) the total maximum number of shares of common stock issuable upon the exercise of such options and warrants or upon the conversion or exchange of all such convertible securities issuable upon the exercise of such options, and (2) with respect to the issuance, grant or sale of common stock of the Company or securities directly or indirectly exercisable or convertible into shares of common stock, an amount determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such convertible securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of common stock issuable upon the conversion or exchange of all such convertible securities.

                        (d) If the Company takes any other action, or if any
            other event occurs, which does not come within the scope of the provisions of Section 5(a), 5(b) or 5(c), but which should result in an adjustment in the Series D Warrant Exercise Price and/or the number of shares subject to this Warrant in order to fairly protect the purchase rights of the Holder, an appropriate adjustment in such purchase rights shall be made by the Company.

                        (e) Upon each adjustment of the Series D Warrant
            Exercise Price, the Holder shall thereafter be entitled to purchase, at the Series D Warrant Exercise Price resulting from such adjustment, the number of shares of Series D Preferred Stock obtained by multiplying the Series D Warrant Exercise Price in effect immediately prior to such adjustment by the number of shares of Series D Preferred Stock purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Series D Warrant Exercise Price resulting from such adjustment.

                        (f) Upon any adjustment of the Series D Warrant Exercise
            Price, the Company shall give written notice thereof to the Holder stating the Series D Warrant Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Series D Preferred Stock purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

            6. Rights as Shareholder. This Warrant shall not entitle the Holder to any voting rights or other rights except as provided in the Stock Purchase Agreement dated as of August 2, 1999, by and between the Company and UBS Capital II LLC (the "Stock Purchase Agreement").

            7. Transfer.

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


                        (a) This Warrant and all rights hereunder are
            transferable, in whole or in part, at the principal office of the Company by the holder hereof in person or by duly authorized attorney, upon surrender of this Warrant properly endorsed. The bearer of this Warrant, when endorsed, may be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered owner hereof as the owner for all purposes.

                        (b) In the event this Warrant and all rights hereunder
            are transferred, in whole or in part, to a Permitted Investor, any rights to purchase shares of Series D Preferred Stock pursuant to the exercise of this Warrant, or any transferred portion thereof will automatically be converted into a right to purchase shares of the Company's common stock (a "Transfer Conversion"). The conversion rate applicable to a Transfer Conversion shall be one share of common stock for each share of Series D Preferred Stock.

                        (c) For purposes of Section 7(b), the following
            definitions apply:

                              (i) "Permitted Investor" means a Person that is
                        not (a) the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the Company's outstanding stock or other securities entitled to vote, or has or shares the power to dispose of, or direct the disposition of, such stock or securities, (b) a Person that directly or indirectly controls, is controlled by, or is under common control with, the Company (an "Affiliate"), or (c) any corporation or organization of which the Company is an officer or partner, is the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the Company's outstanding stock or other securities entitled to vote (an "Associate").

                                    (A) A Person shall not be considered a
                              Beneficial Owner for purposes of Section 7(c)(i) if such Person was not a Beneficial Owner of ten percent (10%) or more of the Company's outstanding stock or other securities entitled to vote, or has or shares the power to dispose of, or direct the disposition of, such stock or securities immediately prior to a repurchase of shares, recapitalization of the Company or similar action and became a Beneficial Owner as defined in
                              Section 7(c)(ii) solely as a result of such share repurchase, recapitalization or similar action unless, (i) the repurchase, recapitalization, conversion, or similar action was proposed by or on behalf of, or pursuant to, any agreement, arrangement, relationship, understanding, or otherwise (whether or not in writing) with, the Person or is an Affiliate or Associate of the Person, or (ii) the Person thereafter acquires a beneficial ownership, directly or indirectly, of the Company's outstanding shares entitled to vote and, immediately after such acquisition, is the Beneficial Owner,

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


                              directly or indirectly, of ten percent (10%) or more of the Company's outstanding stock or other shares entitled to vote.

                              (ii) "Beneficial Owner" means a Person who,
                        directly or indirectly through any written or oral agreement, arrangement, relationship, understanding, or otherwise, has or shares the power to vote, or direct the voting of, shares or securities of the Company entitled to vote, or has or shares the power to dispose of, or direct the disposition of, such shares of securities; provided, that a Person shall not be deemed the beneficial owner of shares or securities of the Company (a) tendered pursuant to a tender offer or exchange offer made by the Person or any of such Person's Affiliates or Associates until the tendered shares or securities are accepted for purchase or exchange, (b) if such beneficial ownership arises solely from a revocable proxy given in response to a proxy solicitation required to be made and made in accordance with the applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and is not then reportable under the Securities Exchange Act, or, if the Company is not subject to the Securities Exchange Act, would have been required to be made and would not have been reportable even if the Company had been subject to the Securities and Exchange Act.

                              (iii) "Affiliate" shall have the meaning assigned
                        to that term in Section 7(c)(i) hereof.

                              (iv) "Associate" shall have the meaning assigned
                        to that term in Section 7(c)(i) hereof.

                              (v) "Person" means any individual, partnership,
                        limited liability company, association, corporation, estate, trust or other entity.

                        (d) In the event this Warrant and all rights hereunder,
            are re-acquired, in whole or in part, by Investor (as defined in the Stock Purchase Agreement") prior to July 23, 2002, the shares of common stock into which the shares of Series D Preferred Stock were converted upon a Transfer Conversion shall automatically be converted into shares of Series D Preferred Stock at a conversion rate of one share of Series D Preferred Stock for each share of common stock.

            8. Notices. All demands and notices to be given hereunder shall be delivered or sent by first class mail, postage prepaid; in the case of the Company, addressed to its corporate headquarters, 13911 Ridgedale Drive, Minnetonka, Minnesota, 55305, until a new address shall have been substituted by like notice; and in the case of Holder, addressed to Holder at the address written below, until a new address shall have been substituted by like notice, with a copy to:

                      Nancy Fuchs, Esq.

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


                      Kaye, Scholer, Fierman, Hays & Handler, LLP
                      425 Park Avenue
                      New York, NY 10022
                      Facsimile: (212) 836-8689

            9. Additional Right to Convert Warrant.

                        (a) The holder of this Warrant shall have the right to
            require the Company to convert this Warrant (the "Conversion Right") at any time after it is exercisable, but prior to its expiration, into shares of Series D Preferred Stock as provided for in this
            Section 9. Upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any Series D Warrant Exercise Price) that number of shares of Company's Series D Preferred Stock, as the case may be, equal to the result obtained by multiplying (i) the number of shares with respect to which the Warrant is being exercised by (ii) the quotient obtained by dividing
            (x) the value of the Warrant at the time the Conversion Right is exercised (determined by subtracting the aggregate Series D Warrant Exercise Price for the warrant shares in effect immediately prior to the exercise of the Conversion Right from the aggregate fair market value for the warrant shares immediately prior to the exercise of the Conversion Right) by (y) the aggregate fair market value for the warrant shares immediately prior to the exercise of the Conversion Right.

                        (b) The Conversion Right may be exercised by the Holder,
            at any time or from time to time, prior to its expiration, on any business day by delivering written notice to the Company (the "Conversion Notice") at the offices of the Company exercising the Conversion Right and specifying (i) the total number of shares with respect to which the Warrant is being exercised and (ii) a place and date not less than one or more than 20 business days from the date of the Conversion Notice for the closing of such purchase.

                        (c) At any closing under Section 9(b) hereof, (i) Holder
            will surrender the Warrant and (ii) the Company will deliver to Holder a certificate or certificates for the number of shares of the Company's Series D Preferred Stock (or common stock, as the case may be under Section 7(b) hereof) issuable upon such conversion, together with cash, in lieu of any fraction of a share, and (iii) the Company will deliver to Holder a new warrant representing the number of shares, if any, with respect to which the Warrant shall not have been exercised.

                        (d) Fair market value for a warrant share as of a
            particular date (the "Determination Date") shall mean:

                              (i) The average of the closing bid or last sale
                        prices of the Company's common stock, respectively, reported for the ten (10) business days immediately preceding the Determination Date if the Company's common stock is reported on the New York Stock Exchange Composite Tape, or, if the Company's common stock is not listed or admitted to trading on such exchange, on the principal national securities

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


                        exchange on which the Company's common stock is listed or admitted to trading, or if the common stock is not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System.

                              (ii) If the Company's common stock is not admitted
                        for quotation on the NASDAQ National Market System, then the average of the high bid and low asked prices reported for the ten (10) business days immediately preceding the Determination Date as recorded by the National Association of Securities Dealers, Inc. through NASDAQ, or if the National Association of Securities Dealers, Inc. through NASDAQ shall not have reported any bid and asked prices for the Company's common stock for the ten (10) day period immediately preceding the Determination Date, the average of the bid and asked prices for such ten (10) day period as furnished by any New York Stock Exchange member firm selected from time to time by the Company for such purpose.

                              (iii) If no bid and asked prices can be obtained
                        from any firm identified in Section 9(d)(ii), then the value of one share of the Company's common stock on such date as determined by the mutual agreement of the Company and the holders of the right to purchase a majority of the shares issuable under this Warrant, or, if no such agreement can be reached within 30 days from such date, then as determined by an independent appraiser mutually acceptable to the parties.

                        (e) Holder of this Warrant shall have the right to pay
            for all or any portion of the Series C Warrant Exercise Price or Series D Warrant Exercise Price for shares of Series C Preferred Stock or Series D Preferred Stock purchased hereunder by cancellation of all or any part of the Company's obligation to Holder under the terms of that certain Promissory Note dated as of August 2, 1999, in the face amount of $2,050,000.

                        (f) Holder of this Warrant shall have the right, at any
            time on or after the date of this Warrant, to receive securities, assets or cash in the event of a liquidation, dissolution or winding up of the Company (each such event a "Liquidity Event"). The amount of such securities, assets or cash Holder shall be entitled to receive under this Section 9(f) shall be an amount equal to the difference between the Series D Warrant Exercise Price and the amount of consideration Holder would have received if Holder had exercised this Warrant for shares of Series D Preferred Stock.


            IN WITNESS WHEREOF, the Company has caused this Warrant to be executed and delivered by a duly authorized officer.

Dated: August 2, 1999
                                       ORPHAN MEDICAL, INC.

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                                       By /s/ John Howell Bullion
                                          --------------------------------------
                                           John Howell Bullion
                                           Chief Executive Officer




[Name and Address of Holder]

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                                WARRANT EXERCISE

                (To be signed only upon exercise of this warrant)

            The undersigned, the Holder of the foregoing Warrant, hereby irrevocably elects to exercise the purchase right represented by such warrant for, and to purchase thereunder, __________ shares of Series C Preferred Stock, or __________ shares of Series D Preferred Stock of Orphan Medical, Inc., to which such warrant relates and herewith makes payment of $__________ therefor in cash, certified check or bank draft and requests that the certificates for such shares be issued in the name of, and be delivered to ____________________, whose address is set forth below the signature of the undersigned.

Dated:
       ---------------------------


                                       Signature

If shares are to be issued other than to Holder: Social Security or other Tax Identification No.




Please print present name and address

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


                               WARRANT ASSIGNMENT

                (To be signed only upon transfer of this warrant)

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________ the right represented by the foregoing Warrant to purchase the shares of Series C Preferred Stock or Series D Preferred Stock of Orphan Medical, Inc. and appoints ____________________ attorney to transfer such right on the books of Orphan Medical, Inc. with full power of substitution in the premises.

Dated:
       ---------------------------


                                       Signature

                                       Social Security or other Tax
                                       Identification No.


                                       -----------------------------------------

Please print present name and complete address


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